UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (D) OF THE

SECURITIES EXCHANGE ACT OF 1934

July 8, 2013

Date of Report

(Date of Earliest Event Reported)

Sebring Software, Inc.

(Exact Name of Registrant as Specified in its Charter)

Nevada (State or Other Jurisdiction of Incorporation)	4822 (Primary Standard Industrial Classification Code)	26-0319491 (IRS Employer Identification No.)

1400 Cattlemen Rd., Suite D, Sarasota, Florida 34232

(Address of Principal Executive Offices, Including Zip Code)

(941) 377-0715

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under nay of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CRF 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

As used in this Current Report on Form 8-K, all references to the “Company,” “we,” “our” and “us” refer to Sebring Software, Inc.

Item 8.01 Other Events.

On July 8, 2013, the Company’s subsidiary, Sebring Dental of Arizona, LLC (“Sebring”), entered into a Dental Practice Business Management Agreement (the “Agreement”) with AZD Bell, LLC, an Arizona limited liability company engaged in the provision of dentistry services to the general public in Arizona (the “Practice”). Pursuant to the Agreement, Sebring will render management and administration services to the Practice and receive a management fee of $6,000 per month, 50% of the Practice’s net revenue (revenue minus expenses, including the management fee), and an option to purchase the assets of the Practice beginning sixty months after execution of the Agreement, exercisable for twelve months, and with an exercise price in an amount equal to five times the Practice’s prior twelve-month EBITDA (consolidated net income of the Practice, plus interest expense, income tax expense, depreciation and amortization expense, to the extent such expenses are deducted in determining net income). The Agreement has an initial term of 40 years from June 1, 2013, the effective date of the Agreement, and is terminable upon mutual agreement of the parties, or upon either party’s insolvency or failure to comply with the terms of the Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date:  July 17, 2013

Sebring Software, Inc.

By:	/s/ Leif Andersen
Name:	Leif Andersen
Title:	Chief Executive Officer and Director